Exhibit 5.2

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

May 31, 2023

Board of Directors
Tilray Brands, Inc.
265 Talbot Street West
Leamington, Ontario, Canada

Tilray Brands, Inc.
38,500,000 Shares of the Company’s Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as counsel to Tilray Brands, Inc., a Delaware corporation (the “Company”), in connection with the issuance and lending by the Company of 38,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Share Lending Agreement, dated May 25, 2023 (the “Share Lending Agreement”), by and among the Company, Jefferies LLC (the “Broker”) and Jefferies Capital Services, LLC (together with Broker, the “Jefferies Entities”), and the Agreement for Borrowed Shares, dated May 25, 2023 (the “Share Borrowing Agreement”), by and between the Company and the Jefferies Entities.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)
the Certificate of Incorporation of the Company, as amended and restated;

(b)
the Amended and Restated Bylaws of the Company, as amended and restated and currently in effect;

(c)
copies of resolutions or consents duly adopted by the Board of Directors of the Company, dated September 1, 2022, as modified by resolutions of the Board of Directors on May 25, 2023, and resolutions duly adopted by the Pricing Committee of the Board of Directors on May 25, 2023 relating to, among other things, the registration, issuance and loan of the Shares and the price therefor to be paid to the Company by the Jefferies Entities (collectively, the “Resolutions”) as certified by the Secretary of the Company on the date hereof;

(d)
the Company’s registration statement on Form S-3 (Registration No. 333-267788), as filed with the Securities and Exchange Commission (the “Commission”) (such registration statement, as amended and including the documents incorporated or deemed to be incorporated by reference therein, the “Registration Statement”);

(e)
the Company’s prospectus supplement related to the Registration Statement, dated May 25, 2023, as filed with the Commission on May 26, 2023, pursuant to Rule 424(b) and Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”) (together with the Company’s base prospectus related to the Registration Statement dated October 7, 2022, including the documents incorporated or deemed to be incorporated by reference therein, the “Prospectus”);

(f)
an executed copy of the Share Lending Agreement;

(g)
an executed copy of the Share Borrowing Agreement;

(h)
the certificate as to the existence and good standing of the Company in the State of Delaware dated May 31, 2023; and

(i)
such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Board of Directors
Tilray Brands, Inc.
May 31, 2023

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company (except as expressed in our opinion below).

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that the Shares have been duly authorized by the Company for issuance and lending pursuant to the Share Borrowing Agreement and are validly issued, fully paid and nonassessable.

We do not purport to express any opinion on any laws other than (i) Delaware General Corporation Law, as amended, (ii) the laws of the State of New York (excluding state securities or blue sky laws), and (iii) the federal laws of the United States of America.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ DLA Piper LLP (US)